Exhibit No. 10.8

EXECUTION COPY

Retention Agreement – Howard Skurka

Set forth below are the agreed terms of employment of Howard Skurka (“Skurka”) by TransDigm, Inc. (“TransDigm”), conditioned on and effective as of the closing (the “Closing”) of the acquisition of substantially all of the assets of Skurka Engineering Company (the “Skurka Assets”) by TransDigm or a subsidiary of TransDigm (the TransDigm affiliate to which the Skurka Assets are assigned, the “Company”).

1. Skurka will serve as the President of the Company on a full time basis, with responsibilities commensurate with those titles and as directed by the CEO of TransDigm or his designee. Skurka acknowledges that his employment by TransDigm is employment “at will” and may be terminated by Skurka or TransDigm at any time, with or without reason, subject to the provisions of the Severance Agreement between Skurka and Skurka Engineering Co. and any other agreements between the parties.

2. Skurka’s base compensation will be at least $165,000 per year. Skurka will be entitled to health coverage, vacation and other benefits (“Benefits”) commensurate with his position and consistent with the policies established by TransDigm from time to time.

3. Skurka will be awarded on the date of the Closing options to purchase 600 shares of common stock of TD Holding Corporation at an exercise price equal to fair market value to be determined by the Board of Directors of TD Holding Corporation, but in no event greater than $1,400 per share. Skurka will be required to sign TD Holding Corporation’s forms of option agreement with respect to each of the time-vesting and performance-vesting options (the “Option Agreements”) attached as Exhibit A, and all options will be subject to the terms of TD Holding Corporation’s stock option plan and the Option Agreements.

4. Skurka will on the date of the Closing execute a non-competition agreement in the form attached as Exhibit B.

5. Skurka will be eligible for an annual discretionary bonus awarded by the Board of Directors of TransDigm based on the performance of the Company, Skurka’s performance and other factors taken into account by the Board of Directors, with the target amount of each such bonus to be $55,000. The foregoing bonus is in TransDigm’s sole discretion and there is no guaranty that any bonus will be paid.

6. Skurka will be eligible for an annual non-discretionary performance bonus (“Target EBITDA Bonus”), the terms of which are set forth on Exhibit C.

Remainder of page left intentionally blank

The parties have executed this Agreement below to indicate their agreement to the foregoing terms and conditions.

TRANSDIGM, INC.

By:	/s/ Gregory Rufus	/s/ Howard Skurka
Title:	Chief Financial Officer	HOWARD SKURKA
Date:	December 31, 2004	Date:	December 31, 2004

TD HOLDING CORPORATION

By:	/s/ Gregory Rufus
Title:	Chief Financial Officer
Date:	December 31, 2004

EXHIBIT A

OPTION AGREEMENTS

(see attached)

Exh. A-1

EXHIBIT B

NONCOMPETITION AGREEMENT

(see attached)

Exh. B-1

EXHIBIT C

TERMS OF TARGET EBITDA BONUS

(see attached)

Exh. C-1

TERMS OF TARGETED EBITDA BONUS

BACKGROUND

Company and Skurka desire to set forth the terms and conditions upon which Skurka may receive an aggregate of up to $1,450,000 as consideration for services to be rendered in causing Company to achieve certain specified performance goals.

1. CERTAIN DEFINITIONS

The following definitions apply:

“Acquisition” is defined in Paragraph 2.1(f).

“Bonuses” is defined in Paragraph 2.1.

“Business” means the principal operating business of Company, i.e., the design, manufacture, sale and servicing of specialized electric motors.

“Calculation Period” means the applicable period for which EBITDA is to be computed for purposes of determining whether a Bonus is payable for such period.

“Cause” means that Skurka has:

(a) performed any willful act or acts of dishonesty or been convicted of any felony;

(b) failed to substantially perform Skurka’s duties as President (other than failure resulting from Skurka’s Unavailability due to Disability);

(c) violated or failed to comply in any material respect with Company’s expressly communicated rules, regulations or policies, as in effect from time to time, persisting for a reasonable period following the delivery to Skurka of written notice specifying the details of any alleged failure to perform, which failure has resulted in demonstrable and material injury and damage to Company;

(d) materially breached this Agreement and failed to cure the results of such breach within a reasonable time after written notice thereof; or

(e) been incarcerated for more than 10 business days.

An event specified in (b) or (c) will not constitute “Cause” unless and until Company provides Skurka with written notice of such event setting forth in reasonable detail the specifics of such event and such event has not been cured. Action or inaction by Skurka will not be considered “willful” unless done or omitted by Skurka intentionally or not in good faith and without reasonable belief that Skurka’s action or inaction was in the best interests of Company, and will not include failure to act by reason of total or partial Unavailability due to Disability.

Terms - 1

“Date of Termination” means:

(a) if Skurka’s employment is terminated by Company for Cause, or by Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

(b) if Skurka’s employment is terminated by Company other than for Cause or Unavailability, the date on which Company notifies Skurka of such termination; and

(c) if Skurka’s employment is terminated by reason of death or Unavailability, the date of death of Skurka or the effective date, of the Unavailability, as the case may be.

“Disability” means Skurka’s inability to substantially render to Company services as the President and Chief Operating Officer of Company for more than 60 days out of any consecutive 180-day period because of mental or physical illness or incapacity, as determined in good faith by Employer.

“Draft Report” is defined in Paragraph 2.4.

“EBITDA” shall be derived from Company’s financial statements and calculated in accordance with GAAP and Skurka Engineering Company’s historical accounting practices and Schedule A attached hereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Reason” means:

(a) a material diminution in Skurka’s duties, responsibilities or title;

(b) relocation of Company’s principal executive offices or Skurka’s primary place of employment outside of Ventura County, California; or

(c) Company’s material breach of this Agreement.

“Independent Accountants” is defined in Paragraph 2.3.

“Skurka Review Period” is defined in Paragraph 2.2.

“Stretch EBITDA” means the cumulative amount of EBITDA of the Business of $5.7 million through the 12 months ending September 30, 2005, $12.6 million through the 24 months ending September 30, 2006 and $20.2 million through the 36 months ending September 30, 2007.

“Target EBITDA” means the cumulative amount of EBITDA of the Business of $4.9 million through the 12 months ending September 30, 2005, $10.2 million through the 24 months ending September 30, 2006 and $16 million through the 36 months ending September 30, 2007.

Terms - 2

“Unavailability” means Skurka’s inability to substantially render to Company services as the President of Company by reason of Disability or other incapacity, or by reason of any statute, law, ordinance, regulation, order, judgment or decree, except for an instance that would constitute Cause.

2. CALCULATION AND PAYMENT COMPANY

2.1 Bonus Payment. Subject to the requirements and calculations set forth below, Company will pay to Skurka in cash the amounts reflected in the following table (the “Bonuses”). Company will pay any amount owed to Skurka within 10 days after such amount is finally determined in accordance with the procedures set forth in this Agreement.

Calculation Period Ending September 30,	Cumulative Target EBITDA* If it is at least:	Minimum Bonus**	Cumulative Stretch EBITDA* If it is at least:	Maximum Bonus**
2005	$4,900,000	$100,000	$5,700,000	$150,000
2006	$10,200,000	$300,000	$12,600,000	$450,000
2007	$16,000,000	$400,000	$20,200,000	$850,000

*	No bonus will be payable under this Agreement for any period in which the Cumulative Target EBITDA has not been met, but if there is a shortfall for any period or periods that is made up in subsequent periods, the Bonus for such subsequent period will be payable. For example, if EBITDA was $4,500,000 in 2005, no Bonus would be payable in 2005, but if EBITDA was $5,700,000, such that 2005 and 2006 Cumulative EBITDA was $10,200,000, the $300,000 Bonus for 2006 would be payable.

**	Amounts between indicated dollar amounts will be prorated based on the following formula for the relevant Calculation Period:

Prorated Bonus = Minimum Bonus plus ((Maximum Bonus — Minimum Bonus) / (Stretch EBITDA — Target EBITDA) x (Actual Cumulative EBITDA — Target EBITDA)

For example, if in 2006 the Actual Cumulative EBITDA is $11,000,000, the bonus would be $350,000 = $300,000 + (($450,000 – $300,000)/($12,600,000 – $10,200,000) x ($11,000,000 – $10,200,000))

Similarly, if for any reason under this Agreement an event occurs that causes the EBITDA calculations to be made before the end of the applicable Calculation Period, appropriate and equitable pro rations will be made to reflect the then anticipated EBITDA results for the Calculation Period in question.

(a) Termination; Resignation. Notwithstanding any other provision in this Agreement to the contrary, if Skurka (i) has been terminated by the Company for Cause or

Terms - 3

(ii) voluntarily resigns without Good Reason, Skurka will not be entitled to Bonus payments for the fiscal year in which the Date of Termination occurs. If Skurka’s employment is terminated for any reason other than Cause or without Good Reason, Skurka will be entitled to payment of a pro-rated Bonus based on the number of days Skurka was employed for the fiscal year in which the Date of Termination occurs.

(b) Operate Business Separately. During the period that the Bonus payments are being determined, TransDigm will maintain books and records and an accounting system as if it were a separate entity, reasonably sufficient for the purpose of determining the EBITDA of the Company and making all other determinations necessary for determination of the payments hereunder.

(c) Working Capital. TransDigm will, upon its approval and in its sole discretion, make funds available to the Company as needed for working capital, for capital expenditures and for other reasonable purposes consistent with the Company’s approved operating plan and approved subsequent forecast.

(d) Effect of Acquisition. If at any time the Business is expanded by an acquisition, through purchase of assets, merger, consolidation or additions to the historical product lines of the Business not now planned (an “Acquisition”), the records of the Business will be maintained in a manner that will enable the calculations contemplated hereby to be unaffected by the Acquisition and/or appropriate and mutually agreed upon adjustments in the Target and Stretch EBITDA levels and methods of calculation under this Agreement to accomplish such result.

(e) No Contrary Agreements. The Company does not have and will not enter into any agreement, arrangement or understanding that would prevent or delay prompt payments when due under this Agreement.

(f) Right of Offset. The Company and TransDigm shall have the right to offset against the Bonus payments for any amounts finally determined due by Skurka in accordance with the procedures set forth in that certain Asset Purchase Agreement dated as of the date hereof or any other agreement contemplated hereby or thereby.

(g) Operating Decisions. Operating decisions with respect to the conduct of the Business will be made by Skurka, subject to the overall supervision of the Company’s board of directors.

(h) Payments in Addition. All payments under this Paragraph 2 are in addition to any other compensation, bonus, incentive, or other arrangements that may be owing to Skurka under any other plan or arrangement.

2.2 Report of Cumulative EBITDA. As soon as practicable after the end of each Calculation Period (and no later than ten days after filing of TransDigm’s Form 10-K with the Securities and Exchange Commission, if such filing is required, and if such filing is not required, no later than ten days after completion of TransDigm’s audit and approval of the audit report by TransDigm’s Board of Directors), the Company will deliver to Skurka a draft report, prepared in accordance with this Agreement, reflecting the Company’s Cumulative EBITDA through the end of such period (the “Draft Report”). The costs and expenses associated with

Terms - 4

the preparation of the Draft Reports will be borne by the Company. Skurka will have 30 days to review the Draft Report (such 30-day period, through the close of business on the 30th day, being referred to herein as the “Skurka Review Period”). The Company will cooperate with Skurka in this review of and will make available to Skurka and Skurka’s representatives and agents all information and data relating to the preparation of the Draft Report as Skurka may reasonably request.

2.3 Resolution of Disputes. If Skurka disagrees with the determination of Cumulative EBITDA as shown in the Draft Report before the Skurka Review Period expires, Skurka will notify the Company of the matters with which Skurka disagrees before the Skurka Review Period expires, and the parties will use their best efforts to resolve any differences promptly. If the Company and Skurka are unable to resolve any disagreements that they may have with respect to the Draft Report’s determination of Cumulative EBITDA within 30 days after Skurka notifies the Company of the disagreement, then within ten days after such second 30-day period expires, the disputed matters will be referred for final determination to a nationally recognized accounting firm that does not have an existing relationship with the Company, as the parties mutually designate (the “Independent Accountants”). The scope of the Independent Accountants’ review will be limited to the matters on which the Company and Skurka disagree. Skurka on the one hand, and the Company, on the other, will bear the costs and expenses of the Independent Accountants in proportion to the amount, if any, by which the final determination of the Bonus for such period differs from the Bonus based on the calculation in the Draft Report.

2.4 Binding Effect. The Draft Report, with any revisions pursuant to the Independent Accountants’ determination, will be binding on Skurka and the Company upon (a) the Company’s failure to deliver to Skurka a notice of disagreement before the Company Review Period expires, (b) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Skurka, or (c) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them.

[END]

Terms - 5

SCHEDULE A

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) shall be calculated as follows:

Net Income, plus Income Tax Expense, Interest Expense, Depreciation Expense, Amortization Expense, Extraordinary Losses and Transaction-Related Expenses, minus Interest Income and Income Tax Refunds Paid to the Company.

In calculating EBITDA direct charges billed to the Company’s corporate parent but directly relating to services consumed by the Company may be charged to the Company, including legal and insurance expenses; provided, that such charges will not include nonoperational expenses not historically utilized by Skurka Engineering Company and/or charges or income due to changes in accounting methodologies. Such costs must be reasonable in amount for services reasonably required by the business and actually furnished to the Company. No charges to the Company for general corporate overhead allocations (including any audits related to the Company’s status as a subsidiary of a public company) will be made.

EBITDA will be calculated:

(a) by adjusting EBITDA to add back the expense of any Bonuses paid under this Agreement;

(b) by adjusting EBITDA to add back any charges attributable to equity incentives granted to officers or employees of the Company; and

(c) by adjusting EBITDA for any expenses related to the consummation of TransDigm’s or the Company’s acquisition of the assets of Skurka Engineering Company, including attorneys’, accountants’ and financial advisors’ fees.

If mutually desired, Skurka and the Company may agree to calculate EBITDA (or any component thereof) in accordance with the Company’s accounting practices and financial systems; provided that if EBITDA (or any component thereof) is increased or decreased in connection with such calculation, the Cumulative Target EBITDA and Cumulative Stretch EBITDA levels will be adjusted accordingly.

Terms - 6